1 Nov. 2020 PRECIGEN, INC. INSIDER TRADING POLICY (Effective November 8, 2020) I. PURPOSE This Insider Trading Policy (the “Policy”) provides general guidelines with respect to transactions in the securities of Precigen, Inc. (the “Company”) and the handling of confidential information about the Company (including all of its subsidiaries and affiliates) and the companies with which the Company does business (the “General Trading Guidelines”). The Company has adopted this Policy to promote compliance with United States federal, state and non-U.S. securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. All individuals subject to this Policy must certify their understanding of, and intent to comply with, this Policy. II. PERSONS SUBJECT TO THE POLICY The General Trading Guidelines of this Policy apply to all members of the Company’s Board of Directors (each, a “Director”), and all officers and employees of the Company and its subsidiaries. Contractors, consultants and temporary employees of the Company may become subject to compliance with this Policy and the General Trading Guidelines through the policies of their own employing agency, or be designated as subject to this Policy by the Company. All individuals subject to the General Trading Guidelines are responsible for the transactions of their immediate family members, other members of their household and entities they control. In addition to the General Trading Guidelines, certain employees are also subject to the trading pre-clearance requirements and special trading restrictions (the “Pre-Clearance and Trading Restrictions”) outlined in Section VII under the heading “Important Procedures for a Covered Individual of the Company.” III. TRANSACTIONS SUBJECT TO THE POLICY This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including but not limited to the Company’s common stock, options to purchase common stock, restricted stock units or any other type of securities that the Company has or may issue, including, but not limited to, convertible notes, preferred stock and warrants as well as derivative securities that are not issued by the Company, such as exchange- traded put or call options or swaps relating to Company Securities. For more information on these types of derivative securities, please see Section XI (“Special and Prohibited Transactions”). In addition, this Policy shall apply to transactions in securities of other companies with which our Company has business dealings, as further detailed below in Section IV (“Prohibition Against Trading on Material Nonpublic Information”).

2 Nov. 2020 IV. PROHIBITION AGAINST TRADING ON MATERIAL NONPUBLIC INFORMATION It is the policy of the Company that no Director, officer or other employee of the Company (or any other person subject to this Policy) who is aware of material nonpublic information relating to the Company (often called “inside information”) may, directly, or indirectly through family members or other persons or entities: 1. Engage in transactions in Company Securities, except as otherwise specified in this Policy in Section VIII (“Transactions Under Company Plans”), or Section IX (“10b5- 1 Trading Plans”); 2. Recommend or otherwise cause the purchase or sale of any Company Securities; 3. Disclose material nonpublic information to any other persons (including, but not limited to, family, friends, business associates, brokers, investment advisers, etc.), unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or 4. Assist anyone engaged in the above activities. In addition, in the course of your employment you may become aware of material nonpublic information about other companies — for example, other companies with which our Company has business dealings. You are prohibited from trading in the securities of any other company at a time when you are in possession of material nonpublic information about such company. The Office of the Chief Legal Officer may, from time to time, maintain a list (the “Pre-Clearance List”) of securities that all individuals subject to this Policy must consult prior to investing in any other company (“Pre-Clearance Securities”). No Director, officer or employee (or other individual subject to this Policy), may purchase or sell a Pre-Clearance Security without the written approval of the Chief Legal Officer. Companies on the Pre-Clearance List are generally those companies in which the Company has a relationship making it more likely that an individual may be exposed to material nonpublic information. The purpose of this pre-clearance procedure is to ensure that no such exposure has occurred. There are no exceptions to this Policy, except those specifically noted in this Policy. Transactions for independent personal reasons (such as the need to raise money for an emergency expenditure), small transactions, or keeping open a “good till cancelled” limit order beyond the period of pre- clearance authorization even without possession of material nonpublic information, are not excepted from this Policy. V. DEFINITION OF MATERIAL NONPUBLIC INFORMATION Information, whether positive or negative, is “material” if it would be expected to (a) affect the decision of a reasonable investor in determining whether to purchase, sell or hold our securities or (b) significantly alter the market price of our securities. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and

3 Nov. 2020 circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. Examples of such material information may include, but is not limited to:  initiation of, termination of, or results of clinical trials;  significant regulatory developments involving the U.S. Food and Drug Administration or other domestic/foreign regulatory agencies;  development of a significant new product, process, or service;  a significant licensing transaction, collaboration, potential business acquisition, merger or disposition of assets, or other significant contract or transaction, or termination thereof;  internal information about revenues, earnings or other aspects of financial performance or a change in estimates or guidance related thereto that departs in any way from what the market would expect based upon prior disclosures;  planned bank borrowings or other financing transactions out of the ordinary course, including any significant related party transactions;  important business developments, such as a significant Company restructuring, Board or management change;  pending or threatened significant litigation, or the resolution of such litigation;  significant actual or potential cybersecurity incidents (e.g., a data breach or any other significant disruption in the Company’s operations, or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure); or  offerings of Company Securities. We emphasize that this list is merely illustrative. Information is considered “nonpublic” if it has not been disseminated broadly to the public, such as through the Company’s filings with the Securities and Exchange Commission (the “SEC”), through a widely-disseminated press release, or through other recognized methods of dissemination such as through the media. If there are any questions as to whether information has been made public, consult the Company’s Chief Legal Officer. If you have any doubt about whether information you possess is material or nonpublic, it is expected that no such information will be communicated and no trades will be made until first speaking with in-house counsel. Questions concerning what is or is not material nonpublic information should be directed to the Company’s Chief Legal Officer.

4 Nov. 2020 It is impossible to overstate the importance of understanding and complying with the insider trading laws. You need not be a Director or officer of the Company to be subject to the insider trading laws. Any employee is subject to prosecution or other consequences for a violation. VI. TIPPING Disclosure of material nonpublic information to another person who trades in the stock (so-called “tipping”) is also a serious legal offense and a violation of the terms of this Policy. If you disclose material nonpublic information about our Company, or material nonpublic information about any other public company that you acquire in connection with your employment with our Company, you may be fully responsible legally for the trading of the person receiving the information from you (your “tippee”) and even persons who receive the information directly or indirectly from your tippee. Accordingly, in addition to your general obligations to maintain confidentiality of information obtained through your employment and to refrain from trading while in possession of material nonpublic information, you must take utmost care not to discuss confidential or material nonpublic information with family members, friends or others who might abuse the information by trading in securities. VII. IMPORTANT PROCEDURES FOR A “COVERED INDIVIDUAL” OF THE COMPANY The Company has established important, additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information and to avoid the appearance of any impropriety. These procedures are applicable only to (i) Board of Directors, (ii) Director level employees and above and (iii) individuals designated by the Chief Legal Officer as subject to these restrictions (each, a “Covered Individual”). You will be notified each quarter if you are a Covered Individual. 1. Pre-Clearance Procedures; Notice of Securities Transactions. Covered Individuals may not engage in any transaction in Company Securities without first obtaining pre- clearance of the transaction from the Chief Legal Officer or his or her designee. A request for pre-clearance should be submitted to the Chief Legal Officer at least two trading days in advance of the proposed transaction. When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Chief Legal Officer or his or her designee. The Chief Legal Officer, or his or her designee, is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction. To request a pre-clearance, the requestor should complete the “Pre-Clearance Security Trade Permission Form,” a form of which is attached to this Policy and which can also be found on the Company’s intranet, and submit the form to tradeclearance@precigen.com. If granted, the pre-clearance shall be valid for a period

5 Nov. 2020 of the earlier of five trading days following receipt of pre-clearance or the initiation of a Quarterly Blackout Period or Special Blackout (as defined below). If the transaction is not completed within such time, pre-clearance must again be requested. Notwithstanding the receipt of any pre-clearance, if the requestor becomes aware of any material nonpublic information after receipt of the pre-clearance and prior to the execution of any transaction, or if the Chief Legal Officer or his or her designee subsequently revokes the approval, the transaction must not be completed. The Chief Legal Officer may not engage in a transaction involving Precigen’s securities unless the Chief Executive Officer, Chief Financial Officer or their delegate has pre- cleared the transaction. Pre-clearance of a trade does not, in any circumstance, relieve anyone of their legal obligation to refrain from trading while in possession of material nonpublic information and therefore is not a defense to a claim of insider trading and does not excuse anyone from otherwise complying with insider trading laws or this policy. In addition, Section 16 filers must be sure that the details of their trades, following pre- clearances, are communicated upon completion to the Chief Legal Officer to permit filing of their Section 16 reports. Section 16 filers shall also report each of the following transactions in writing to the Chief Legal Officer: (a) the establishment of a 10b5-1 Trading Plan and (b) transactions in Company Securities done pursuant to a 10b5-1 Trading Plan. 2. Quarterly Trading Restrictions. Covered Individuals may not engage in any transaction in Company Securities (other than as specified by this Policy), during a “Quarterly Blackout Period,” which begins on the last day of each fiscal quarter and ends upon the completion of the first trading day following the date of the public release of the Company's earnings results for that quarter. In other words, Covered Individuals may only conduct transactions in Company Securities during the “Window Period” that begins one full trading day after the financial results for the quarter (or for the full year with respect to the fourth quarter) have been announced publicly and which ends on the last day of the last month of the following fiscal quarter. The announcement date of the quarterly results varies, but occurs normally toward the end of the month following the end of the fiscal quarter. For example, if the first quarter results of the Company are announced on the evening of May 1, trading would be permissible from the morning of May 3 until the close of trading on June 30. As a further example, if an announcement is made before the commencement of trading on a Monday, a Covered Individual may trade in Company Securities starting on the Tuesday of that week, because one full trading day would have elapsed by then (all of Monday). Such restrictions on trading are intended to prevent any implication that knowledge of quarter results could affect trading. 3. Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company but is not known widely within the Company. So long as the event remains material and nonpublic, the persons designated by the Chief Legal

6 Nov. 2020 Officer, or his or her designee, may not trade in any Company Securities. The existence of an event-specific trading restriction period (a “Special Blackout”) will be announced to the affected individuals and should not be communicated to any other person. Please note that Special Blackouts may be imposed during a Window Period. Accordingly, Covered Individuals must notify the Chief Legal Officer prior to any trading activity. 4. Exceptions. The quarterly trading restrictions and event-specific trading restrictions may be waived in individual cases at the discretion of the Company’s Board of Directors or the Audit Committee of the Board of Directors and do not apply to those transactions to which this Policy does not apply, as described in Section VIII (“Transactions Under Company Plans”). Further, the requirement for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 trading plans, as described in Section IX (“10b5-1 Trading Plans”). VIII. TRANSACTIONS UNDER COMPANY PLANS In the case of the following transactions, this Policy applies as specifically noted: 1. Stock Option Exercises. Subject to the second sentence of this paragraph and Section 16 reporting obligations, this Policy does not apply to the exercise and hold of an employee stock option acquired pursuant to the Company's plans or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy and any applicable blackout periods do apply, however, to any sale of stock as part of a broker-assisted “cashless exercise” of an option, or any other market sale (including for the purpose of generating the cash needed to pay the exercise price of or the taxes on an option). 2. Other Stock Awards. Subject to Section 16 reporting obligations, this Policy does not apply to the vesting of restricted stock, restricted stock units or other time- or performance-based equity awards, or the exercise of a tax withholding right pursuant to which the Company may withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock, restricted stock unit or such other equity awards. The Policy does apply, however, to any market sale of Company Securities received under such awards. 3. 401(k) and Other Individual Account Plans. The Company’s 401(k) plan does not permit the holding of Company Securities in an individual’s 401(k) or other Company retirement account. This Policy applies to the acquisition or disposition of Company Securities in other individual retirement account plans the same as it applies to any purchase or sale of Company Securities.

7 Nov. 2020 IX. 10B5-1 TRADING PLANS Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) provides an affirmative defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 trading plan for transactions in Company Securities that meet certain conditions specified in the Rule (a “10b5-1 Trading Plan”). Assuming compliance with Rule 10b5-1 and this Policy, under certain 10b5-1 Trading Plans, the restrictions under Section VII (“Important Procedures for a Covered Individual of the Company”) are not applicable. Attached to this Insider Trading Policy are documents describing the requirements for such 10b5-1 Trading Plans and guidelines in adopting them. Any individual seeking to implement a 10b5-1 Trading Plan must submit the proposed 10b5-1 Trading Plan in advance to the Chief Legal Officer for legal compliance evaluation. Such an evaluation could take several weeks to complete. Proposed 10b5-1 Trading Plans may become operative only after the evaluation has been completed. Although Rule 10b5-1 may help Company insiders avoid liability under Rule 10b-5, it does not eliminate the requirements and prohibitions contained in other relevant securities laws. Also, individuals who transact using 10b5-1 Trading Plans must comply with the Section 16 reporting requirements and short-swing liability rules under the Exchange Act as discussed later in this Policy. Please see “Requirements for 10b5-1 Trading Plans” and “Guidelines for Preparing 10b5-1 Trading Plans” attached to this Policy. X. CONFIDENTIALITY GENERALLY Serious problems could be caused for the Company by unauthorized disclosure of internal information about the Company (or confidential information about our customers or vendors), whether or not for the purpose of facilitating improper trading in our stock. Company personnel should not discuss internal Company matters or developments with anyone outside of the Company, except as required in the performance of regular corporate duties. This prohibition applies specifically (but not exclusively) to inquiries about the Company that may be made by the financial press, investment analysts or others in the financial community. It is important that all such communications on behalf of the Company be made only pursuant to the Company’s Disclosure Policy as stated in the Code of Business Conduct and Ethics. Unless you are expressly authorized to the contrary, if you receive any inquires of this nature, you should decline comment and refer the inquiry to the Chief Legal Officer. XI. SPECIAL AND PROHIBITED TRANSACTIONS We encourage interested Directors, officers, and employees to own Company Securities as a long- term investment at levels consistent with their individual financial circumstance and risk bearing abilities (since ownership of any security entails risk). However, the Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company's policy that any individuals covered by this Policy, immediate family members, other members of their household and entities they control are prohibited from engaging in the following transactions in Company Securities:

8 Nov. 2020 1. Short sales. Selling the Company’s Securities “short” (i.e., selling a security that must be borrowed to make delivery) or “short against the box” (i.e., a sale with a delayed delivery). 2. Options trading. Buying or selling puts or calls or other derivative securities on the Company’s Securities. 3. Trading on margin; pledging. Holding Company Securities in a margin account or pledging Company securities as collateral for a loan. 4. Hedging. Purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company Securities. In addition, in some circumstances, standing trading orders to buy or sell Company Securities extend beyond the Window Period into a restricted period. As a result, Covered Individuals could be in the position of buying or selling Company Securities based on such pre-existing orders during the restricted period or while in possession of material nonpublic information, each of which is a violation of this Policy. Consequently, Covered Individuals should not place trading orders with brokers that extend into Quarterly or Special Blackout Periods, and must immediately cancel any such orders that inadvertently extend into Quarterly or Special Blackout Periods to prevent trades after close of the applicable Window Period. 10b5-1 Trading Plans (as described in Section IX), which generally may operate without regard for Window Periods or Quarterly or Special Blackout Periods, are the appropriate vehicle for such automated trading programs. XII. CONSEQUENCES OF VIOLATION The Company considers strict compliance with this Policy to be a matter of utmost importance. We would consider any violation of this Policy by any Director, officer or employee as a threat to our reputation. Violation of this Policy could cause extreme embarrassment and possible legal liability to you and the Company. Knowing or willful violations of the letter or spirit of this Policy will be grounds for immediate dismissal from the Company. Insider trading is a crime, punishable by fines of up to $1,000,000 and 10 years in jail for individuals. In addition, the SEC may seek to impose on the violator a civil penalty of up to three times the profits made, or losses avoided, from the trading. Violators also must disgorge any profits made and are often subject to an injunction against future violations. Finally, under some circumstances violators may be subjected to civil liability in private lawsuits. Employers and other controlling persons (including supervisory personnel) are also at risk under federal law. Controlling persons may, among other things, face penalties of the greater of $1,000,000 or three times the profits made, or losses avoided, by the violator if they recklessly fail to take preventive steps to control insider trading.

9 Nov. 2020 Thus, it is important both to you and the Company to avoid insider trading violations. You should be aware that stock market surveillance techniques are becoming more sophisticated all the time, and the chance that federal authorities will detect and prosecute even small-level trading is a significant one. The risk is simply not worth taking. XIII. POST-TERMINATION TRANSACTIONS After termination of service to the Company, although an individual is no longer subject to this Policy, if the individual was in possession of material nonpublic information when his or her service terminated, that individual may not trade in Company Securities until that information has become public or is no longer material. This determination is the responsibility of the individual. XIV. RESOLVING DOUBTS If you have any doubt as to your responsibilities under this Policy, seek clarification and guidance before you act from the Chief Legal Officer. Do not try to resolve uncertainties on your own. XV. A CAUTION ABOUT POSSIBLE INABILITY TO SELL Although the Company encourages Directors, officers and employees to own Company Securities as a long-term investment, all personnel must recognize that trading in Company Securities may be prohibited at a particular time because of the existence of material nonpublic information. Anyone purchasing Company Securities must consider the inherent risk that a sale of Company Securities could be prohibited at a time he or she might desire to sell them. The next opportunity to sell might not occur until after an extended period, during which the market price of Company Securities might decline.

10 Nov. 2020 INSIDER TRADING POLICY CERTIFICATION The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Insider Trading Policy and agrees to comply with and be governed by such Insider Trading Policy at all times in connection with the purchase and sale of Company Securities and the confidentiality of nonpublic information during the undersigned’s employment or other relationship with the Company, or longer as may be required. The undersigned understands that failure to comply in all respects with the Insider Trading Policy is a basis for termination for cause of employment or other relationship with the Company. The undersigned understands that the Company may give stop transfer and other instructions to the Company’s transfer agent with respect to transactions that the Company considers to be in contravention of the Insider Trading Policy. Dated: __________________ ____________________________________ Signature ____________________________________ Printed Name